UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2016

KBS REAL ESTATE INVESTMENT TRUST, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-52606	20-2985918
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE
Information for KBS Real Estate Investment Trust, Inc.’s (the “Company”) stockholders regarding its estimated value per share and other portfolio information is attached as Exhibit 99.1 and Exhibit 99.2 to this Current Report on Form 8-K.
The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.1 and Exhibit 99.2 are furnished to the Securities and Exchange Commission (“SEC”), and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Exchange Act regardless of any general incorporation language in such filing.
ITEM 8.01 OTHER EVENTS
Estimated Value Per Share
On October 5, 2016, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $3.65, based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, all as of June 30, 2016, except for certain items discussed herein for which estimated values were adjusted subsequent to June 30, 2016. There have been no other material changes between June 30, 2016 and the date of this filing that would impact the overall estimated value per share. The Company is providing this estimated value per share (i) to assist the Company in calculating the range of estimated net proceeds from its proposed liquidation and dissolution (the “Plan of Liquidation”) as discussed in the Company’s preliminary proxy statement filed with the SEC, which proposed Plan of Liquidation will be submitted to the stockholders of the Company for their consideration along with the Company’s definitive proxy statement upon its filing with the SEC and (ii) to assist broker-dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340 as required by the Financial Industry Regulatory Authority (“FINRA”). This valuation was performed in accordance with the provisions of and also to comply with Practice Guideline 2013–01, Valuations of Publicly Registered, Non-Listed REITs, issued by the Investment Program Association (“IPA”) in April 2013 (the “IPA Valuation Guidelines”).
The Company’s conflicts committee, composed solely of all of the Company’s independent directors, is responsible for the oversight of the valuation process used to determine the estimated value per share of the Company’s common stock, including the review and approval of the valuation and appraisal processes and methodologies used to determine the Company’s estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. With the approval of its conflicts committee, the Company engaged Duff & Phelps, LLC (“Duff & Phelps”), an independent third-party real estate valuation firm, to provide appraisals for 11 of the Company’s 12 historical real estate properties. In addition, the Company engaged Duff & Phelps to perform appraisals for all but 50 of the 220 GKK Properties (1). The Company’s 11 appraised historical real estate properties and the 170 GKK Properties appraised by Duff & Phelps are referred to herein collectively as the “Appraised Properties.” Duff & Phelps prepared appraisal reports summarizing key inputs and assumptions of its appraisals. The one historical real estate property and 50 GKK Properties not valued by Duff & Phelps either were under contract to sell as of August 31, 2016 or were sold or disposed of subsequent to June 30, 2016 and prior to October 5, 2016. The Company also engaged Duff & Phelps to provide a calculation of the range in estimated value per share of the Company’s common stock as of October 5, 2016. Duff & Phelps based this range in estimated value per share upon (i) its appraisals of the Appraised Properties or the contractual sales prices less actual or estimated disposition costs and fees in the case of properties that were under contract to sell as of August 31, 2016 or properties sold or disposed of subsequent to June 30, 2016 and prior to October 5, 2016 and (ii) valuations performed by KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”), of the Company’s real estate-related investments, cash, other assets, mortgage debt and other liabilities, which are disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016, with the exception of the valuation of one real estate loan receivable discussed under “Real Estate Loans Receivable”. The methodologies and assumptions used to determine the estimated value of the Company’s assets and the estimated value of the Company’s liabilities are described further below.
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(1) During the year ended December 31, 2011, the Company entered into a collateral transfer and settlement agreement (the “Settlement Agreement”) to effect the orderly transfer of certain assets and liabilities to the Company in satisfaction of the debt owed to the Company by the borrower under the Company’s $500 million GKK mezzanine loan investment. The real estate properties indirectly transferred to the Company under the Settlement Agreement are referred to herein as the “GKK Properties”. The estimated value of the GKK Properties was $1,806.1 million at closing of the Settlement Agreement. In addition, the Company assumed $1,544.0 million of mortgage debt and approximately $203.0 million of other net assets at closing of the Settlement Agreement.

The conflicts committee (i) received and reviewed Duff & Phelps’ valuation report, which included an appraised value for each of the Appraised Properties and a summary of the estimated value of each of the Company’s other assets and the Company’s liabilities as determined by the Advisor and reviewed by Duff & Phelps, and (ii) reviewed the reasonableness of the range in estimated value per share resulting from Duff & Phelps’ valuation process. Based upon these and other factors considered by the conflicts committee and the conflicts committee’s own extensive knowledge of the Company’s assets and liabilities, the conflicts committee: (i) concluded that the range in estimated value per share of $3.40 to $3.82 as indicated in Duff & Phelps' valuation report, with an approximate mid-range value recommended by the Advisor of $3.65 per share, was reasonable, and (ii) recommended to the Company’s board of directors that it adopt $3.65 as the estimated value per share of the Company’s common stock, as recommended by the Advisor. For information with respect to the specific factors relied upon by the conflicts committee to determine the estimated value per share within the range in estimated value per share, see “Real Estate Loans Receivable.” The Company’s board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $3.65 as the estimated value per share of the Company’s common stock, which determination is ultimately and solely the responsibility of the board of directors.
The table below sets forth the calculation of the Company’s estimated value per share as of October 5, 2016 as well as the calculation of the Company’s prior estimated value per share as of December 8, 2015:

	October 5, 2016 Estimated Value per Share	December 8, 2015 Estimated Value per Share (1)	Change in Estimated Value per Share
Real estate properties - historical (2)	$2.74	$2.95	$(0.21)
Real estate - GKK Properties (3)	1.32	3.42	(2.10)
Real estate loans receivable	0.11	0.13	(0.02)
Cash and restricted cash	1.07	0.83	0.24
Other assets	0.07	0.08	(0.01)
Mortgage and other debt obligations (4)	(1.40)	(2.93)	1.53
Other liabilities	(0.26)	(0.29)	0.03
Special distribution paid on December 7, 2015	—	(0.25)	0.25
Estimated value per share	$3.65	$3.94	$(0.29)
Estimated enterprise value premium	None assumed	None assumed	None assumed
Total estimated value per share	$3.65	$3.94	$(0.29)
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(1) The December 8, 2015 estimated value per share was based upon the recommendation and valuation of the Advisor. The Advisor’s recommendation and valuation of the Company’s real estate properties was based on either (i) appraisals of certain of the Company’s real estate properties performed by Duff & Phelps or (ii) the contractual sales prices less actual or estimated closing costs in the case of properties that were under contract to sell as of December 10, 2015 or properties sold subsequent to September 30, 2015 and prior to December 10, 2015. The Advisor performed valuations of the Company’s real estate-related investments, cash, other assets, mortgage debt and other liabilities. For more information relating to the December 8, 2015 estimated value per share and the assumptions and methodologies applied by the Advisor and Duff & Phelps, see the Company’s Current Report on Form 8-K filed with the SEC on December 10, 2015.
(2) The decrease in the estimated value of real estate properties per share was primarily due to real estate sales and a decrease in the appraised value of the real estate properties.
(3) The decrease in the estimated value of GKK Properties per share was primarily due to real estate property sales.
(4) The decrease in the estimated value of mortgage and other debt obligations per share was primarily due to the repayment of principal related to asset sales and ongoing principal amortization payments.

The decrease in the Company’s estimated value per share from the previous estimate was primarily due to the items noted in the table below, which reflect the significant contributors to the decrease in the estimated value per share from $3.94 to $3.65. The changes are not equal to the change in values of each asset and liability group presented in the table above due to asset sales, debt repayments and extinguishment of debt and other factors, which caused the value of certain asset or liability groups to change with no impact to the Company’s fair value of equity or the overall estimated value per share.

	Change in Estimated Value per Share
December 8, 2015 estimated value per share	$3.94
Changes to estimated value per share
Real Estate
Properties held as of June 30, 2016	(0.14)
Properties sold through June 30, 2016	0.16
Capital expenditures on real estate	(0.17)
Total changes related to real estate	(0.15)
Closing costs/disposition fees	(0.10)
Total changes related to real estate after closing costs/disposition fees	(0.25)
Mortgage debt	(0.06)	(1)
Undistributed operating cash flows	0.06	(2)
Other changes, net	(0.04)
Total change in estimated value per share	$(0.29)	(3)
October 5, 2016 estimated value per share	$3.65
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(1) The change in value of the notes payable is primarily due to defeasance costs and debt prepayment penalties paid in connection with the repayment of certain loans and a decrease in market interest rates assumed in valuing the notes payable as compared to the December 8, 2015 estimated value per share, resulting in the notes payable being valued at less of a discount or more of a premium than in the December 8, 2015 estimated value per share.
(2) Amount includes operating cash flows through June 30, 2016 from real estate properties that were under contract to sell as of October 5, 2016 or were sold subsequent to June 30, 2016 and prior to October 5, 2016, which will not provide future operating cash flows.
(3) The reconciliation of total change in estimated value per share does not reflect $5.1 million used to fulfill redemption requests in accordance with the Company’s share redemption program, as such redemptions resulted in no change to the estimated value per share because, while the Company’s net asset value was reduced by the $5.1 million of redemptions, it also resulted in a corresponding decrease in the number of shares outstanding.
As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated value per share of the Company’s common stock, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities (as discussed below) or the price at which the Company’s shares of common stock would trade on a national securities exchange. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values.
The Company’s estimated value per share takes into consideration any potential liability related to a subordinated participation in cash flows the Advisor is entitled to upon meeting certain stockholder return thresholds in accordance with the advisory agreement. For purposes of determining the estimated value per share, the Advisor calculated the potential liability related to this incentive fee based on a hypothetical liquidation of the assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties, and determined that there would be no liability related to the subordinated participation in cash flows. As of October 5, 2016, the Company had no potentially dilutive securities outstanding that would impact the estimated value per share of the Company’s common stock.

The October 5, 2016 estimated value per share was based upon a calculation of the range in estimated value per share of the Company’s common stock as of June 30, 2016 provided by Duff & Phelps. This range does not represent a range in liquidation value of the Company’s assets and liabilities. As discussed in the Company’s preliminary proxy statement filed on October 7, 2016 with the SEC, in connection with a review of potential strategic alternatives available to the Company, the board of directors of the Company has determined that it is in the best interest of the Company and its stockholders to sell all of the Company’s properties and assets and liquidate and dissolve the Company pursuant to the Plan of Liquidation. The Plan of Liquidation requires the affirmative vote of holders of shares of the Company’s common stock entitled to cast a majority of all the votes entitled to be cast on the Plan of Liquidation proposal.
If the Plan of Liquidation is approved by the stockholders, the Company estimates that its net proceeds from liquidation and, therefore, the amount of cash the stockholders would receive for each share of the Company’s common stock they then hold, could range between approximately $3.27 and $3.68 per share. The difference between the estimated value per share and the range of estimated net proceeds from liquidation reflects the fact that the estimated value per share does not take into consideration: (i) expected closing costs and fees related to future dispositions of real estate and real estate-related investments, with the exception of one historical real estate property and 50 GKK Properties that were under contract to sale as of August 31, 2016 or sold or disposed of subsequent to June 30, 2016 and prior to October 5, 2016, and (ii) corporate transaction costs and other expenses of the liquidation and dissolution of the Company not covered from the Company’s cash flow from operations.
The Company has generally incurred disposition costs and fees related to the sale of its historical real estate properties since inception of 1.7% to 5.7% of the gross sales price less concessions and credits, with a weighted average of 2.7% as of June 30, 2016. The Company has generally incurred disposition costs and fees related to the sale of the GKK Properties since December 15, 2011 (the date of the completion of the transfer of the GKK Properties to the Company pursuant to the Settlement Agreement) of 1.5% to 8.5% of the gross sales price less concessions and credits, with a weighted average of 2.6% as of June 30, 2016.
Based on the estimated value per share as of October 5, 2016 and the estimated costs and expenses of liquidating and dissolving the Company, if the stockholders approve the Plan of Liquidation, the Company estimates the range in net proceeds from liquidation to be follows:

Range in estimated value per share	$3.40 to $3.82
Estimated disposition costs and fees per share	$(0.10) to $(0.11)
Estimated other dissolution costs per share	$(0.03)
Range in estimated net proceeds from liquidation per share	$3.27 to $3.68
There are many factors that may affect the actual net proceeds from liquidation per share, including, among other things, the ultimate sale price of each asset, changes in market demand for office, industrial and bank branch properties during the liquidation process, the amount of taxes, transaction fees and expenses relating to the liquidation and dissolution, and unanticipated or contingent liabilities arising subsequent to the filing date of the Company’s definitive proxy statement. No assurance can be given as to the amount of liquidating distributions the Company will ultimately pay to its stockholders. If the Company has underestimated its existing obligations and liabilities or if unanticipated or contingent liabilities arise, the amount of liquidating distributions ultimately distributed to its stockholders could be less than that set forth above. These estimates will be based upon market, economic, financial and other circumstances and conditions existing as of the date of the Company’s definitive proxy statement, and any changes in such circumstances and conditions during the liquidation process could have a material effect on the ultimate amount of liquidating distributions the Company pays to its stockholders.
Methodology
The Company’s goal for the valuation was to arrive at a reasonable and supportable estimated value per share, using a process that was designed to be in compliance with the IPA Valuation Guidelines and using what the Company and the Advisor deemed to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation and appraisal methodologies, assumptions and estimates used to value the Company’s assets and liabilities:

Real Estate
Independent Valuation Firm
Duff & Phelps(1) was engaged by the Company and approved by the Company’s conflicts committee and board of directors to appraise each of the Appraised Properties and to provide a calculation of the range in estimated value per share of the Company’s common stock as of October 5, 2016. Duff & Phelps is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company or the Advisor. The compensation the Company will pay to Duff & Phelps is based on the scope of work and not on the appraised values of the Appraised Properties.  The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located.  Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.
Duff & Phelps collected all reasonably available material information that it deemed relevant in appraising the Appraised Properties. Duff & Phelps obtained property-level information from the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements; and (iii) information regarding recent or planned capital expenditures. Duff & Phelps reviewed and relied in part on the property-level information provided by the Advisor and considered this information in light of its knowledge of each property’s specific market conditions.
In conducting its investigation and analyses, Duff & Phelps took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although Duff & Phelps reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, it assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. With respect to operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Duff & Phelps, Duff & Phelps assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management and/or the Advisor. Duff & Phelps relied on the Company to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.
In performing its analyses, Duff & Phelps made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its and the Company’s control, as well as certain factual matters. For example, unless specifically informed to the contrary, Duff & Phelps assumed that the Company had clear and marketable title to each of the Appraised Properties, that no title defects existed, that any improvements were made in accordance with law, that no hazardous materials were present or had been present previously, that no deed restrictions existed, and that no changes to zoning ordinances or regulations governing use, density or shape were pending or being considered. Furthermore, Duff & Phelps’ analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisals, and any material change in such circumstances and conditions may affect Duff & Phelps’ analyses and conclusions.  Duff & Phelps’ appraisal reports contain other assumptions, qualifications and limitations that qualify the analyses, opinions and conclusions set forth therein.  Furthermore, the prices at which the Appraised Properties may actually be sold could differ from their appraised values.
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(1) Duff & Phelps is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged Duff & Phelps to prepare appraisal reports for each of the Appraised Properties and to provide a calculation of the range in estimated value per share of the Company’s common stock. Duff & Phelps will receive fees upon the delivery of such reports and the calculation of the range in estimated value per share of the Company’s common stock. In addition, the Company has agreed to indemnify Duff & Phelps against certain liabilities arising out of this engagement. In the three years prior to the date of this filing, Duff & Phelps and its affiliates have provided a number of commercial real estate, appraisal, valuation and financial advisory services for the Company and its affiliates and have received fees in connection with such services. In connection with prior valuations of the Company’s shares, the Company engaged Duff & Phelps to provide valuations of certain of the Company’s properties and to provide a review, based on a limited set of procedures, of the methodologies and assumptions used by the Advisor in valuing certain properties. Duff & Phelps and its affiliates may from time to time in the future perform other commercial real estate, appraisal, valuation and financial advisory services for the Company and its affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable Duff & Phelps appraiser as certified in the applicable appraisal reports.

Although Duff & Phelps considered any comments received from the Company or the Advisor to its appraisal reports, the appraised values of the Appraised Properties were determined by Duff & Phelps.  The appraisal reports for the Appraised Properties are addressed solely to the Company and Duff & Phelps used the reports in its calculation of the range in estimated value per share of the Company’s common stock. The appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated value per share of the Company’s common stock and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock. In preparing its appraisal reports, Duff & Phelps did not solicit third-party indications of interest for the Appraised Properties. In preparing its appraisal reports and in calculating the range in estimated value per share of the Company’s common stock, Duff & Phelps did not, and was not requested to, solicit third-party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to Duff & Phelps’ appraisal reports. All of the Duff & Phelps appraisal reports, including the analyses, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.
Historical Real Estate Properties
As of June 30, 2016, the Company owned 12 historical office properties (excluding the GKK Properties). The Company engaged Duff & Phelps to provide appraisals for 11 of the 12 historical real estate properties. Duff & Phelps appraised these historical real estate properties, using various methodologies including the direct capitalization approach, 10-year discounted cash flow analyses and sales comparison approach and relied primarily on 10-year discounted cash flow analyses for the final appraisals of 11 of the 12 historical real estate properties.  Duff & Phelps calculated the discounted cash flow value of these 11 historical real estate properties using property-level cash flow estimates, terminal capitalization rates and discount rates that fall within ranges it believes would be used by similar investors to value the properties the Company owns based on recent comparable market transactions, adjusted for unique property and market-specific factors.
The total appraised value of the Company’s 11 historical real estate properties using the appraisal methodologies described above was $436.3 million. With respect to the one historical real estate property that was sold subsequent to June 30, 2016 and prior to October 5, 2016, the estimated value of $71.5 million was based on the contractual sales price, net of selling costs. Based on the appraisal and valuation methodologies described above, the estimated value of the Company’s historical properties was $507.8 million as of June 30, 2016, compared to a total cost basis, including acquisition fees and expenses, capital expenditures and leasing commissions through June 30, 2016, of $804.0 million.
The following table summarizes the key assumptions that Duff & Phelps used in the 10-year discounted cash flow models to appraise these 11 historical real estate properties:

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	6.75% to 10.50%	7.57%
Discount rate	7.25% to 13.50%	8.35%
Net operating income compounded annual growth rate (1)	0.83% to 12.37%	6.15%
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(1) The net operating income compounded annual growth rates (the “CAGRs”) reflect both the contractual and market rents and reimbursements (in cases where the contractual lease period is less than the hold period of the property) net of expenses over the holding period.  The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties.
While the Company believes that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the appraised value of these 11 historical real estate properties and thus, the Company’s estimated value per share. The table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 25 basis points, assuming all other factors remain unchanged, with respect to the 11 historical real estate properties referenced above. Additionally, the table below illustrates the impact on the Company’s estimated value per share if the terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged.

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rates	$0.05	$(0.05)	$0.07	$(0.07)
Discount rates	0.04	(0.04)	0.08	(0.07)

GKK Properties
As of June 30, 2016, the GKK Properties consisted of 220 bank branch properties, office buildings, operations centers and other properties. The Company engaged Duff & Phelps to provide appraisals for 170 of the GKK Properties. The aggregate appraised value for these 170 GKK Properties was $170.0 million. With respect to the 50 GKK Properties that were under contract to sell as of August 31, 2016 or were sold or disposed of subsequent to June 30, 2016 and prior to October 5, 2016, the estimated value was based on contractual sale prices, net of actual or expected selling costs. The estimated value for these 50 GKK Properties was $74.8 million. Based on the appraisal and valuation methodologies described in this section, the total estimated value of the GKK Properties was $244.8 million as of June 30, 2016, compared to a total cost basis, including capital expenditures and leasing commissions through June 30, 2016, of $258.4 million.
Duff & Phelps appraised 151 of the GKK Properties using the direct capitalization method, which applies a current market capitalization rate to the property’s net operating income. In cases where a property was not stabilized, the estimated value was based on a stabilized property reduced for capital costs that would be incurred to lease up the property. The following summarizes the key assumption that was used to appraise these 151 GKK Properties:

Range in Direct Capitalization Rate	Weighted-Average Direct Capitalization Rate
5.25% to 11.00%	7.61%
While the Company believes that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the appraised value of the 151 GKK Properties that Duff & Phelps appraised using the direct capitalization method and thus, the Company’s estimated value per share. The table below illustrates the impact on the estimated value per share if the direct capitalization rates were adjusted by 25 basis points, assuming all other factors remain unchanged, with respect to the 151 GKK Properties appraised by Duff & Phelps using the direct capitalization method. Additionally, the table below illustrates the impact on the estimated value per share if the capitalization rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged.

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Capitalization rates	$0.03	$(0.03)	$0.05	$(0.05)
Duff & Phelps appraised 14 of the GKK Properties by performing 10-year discounted cash flow analyses. The following table summarizes the key assumptions that were used by Duff & Phelps in the discounted cash flow models to appraise these 14 GKK Properties:

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	8.00% to 8.00%	8.00%
Discount rate	10.50% to 10.50%	10.50%
Net operating income CAGR (1)	4.41% to 36.27%	16.44%
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(1) The net operating income CAGRs reflect both the contractual and market rents and reimbursements (in cases where the contractual lease period is less than the hold period of the property) net of expenses over the holding period.  The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties. The CAGRs of certain of the properties are higher due to the appraisal of the respective property reflecting low occupancy and net operating income in year one, and subsequent lease up of the property and increase in occupancy such that the net operating income is significantly higher in year ten.
While the Company believes that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would change the appraised value of these 14 GKK Properties and thus, the Company’s estimated value per share. Assuming all other factors remain unchanged, a decrease or increase in the terminal capitalization rates or discount rates of 25 basis points with respect to the 14 GKK Properties valued by Duff & Phelps using the discounted cash flow analysis would have no impact on the Company’s estimated value per share. Additionally, assuming all other factors remain unchanged, a 5% decrease or increase in terminal capitalization rates or discount rates, in accordance with the IPA Valuation Guidelines, would have no impact on the Company’s estimated value per share.
The remaining 5 GKK Properties were appraised by Duff & Phelps using a present value cash flow analysis as the Company does not have a fee ownership interest in these GKK Properties (with the exception of one vacant building with a long-term ground lease), but instead holds leasehold interests in the properties.

Finally, a 1% increase in the appraised or estimated value of the Company’s real estate properties, including both historical properties and GKK Properties, would result in a $0.04 increase in the Company’s estimated value per share and a 1% decrease in the appraised or estimated value of the Company’s real estate properties, including both historical properties and GKK Properties, would result in a $0.04 decrease in the Company’s estimated value per share, assuming all other factors remain unchanged.
Real Estate Loans Receivable
The Advisor’s estimated values for the Company’s real estate loans receivable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016, but do not equal the book value of the loans in accordance with GAAP. The Advisor estimated the values of the real estate loans receivable by applying a discounted cash flow analysis over the remaining expected lives of the investments, excluding any potential transaction costs. The cash flow estimates used in the analysis during the term of the investments were based on the investments’ contractual cash flows, which the Company anticipates it will receive. The expected cash flows for the loans were discounted at rates that the Company expects a market participant would require for instruments with similar characteristics, including remaining loan term, loan-to-value ratios, type of collateral, current performance, credit enhancements and other factors.
As of June 30, 2016, the Company owned three real estate loans receivable, consisting of a mezzanine loan and two B-notes. The cost of the Company’s real estate loans receivable, including origination fees and costs and principal repayments, was $22.3 million. As of June 30, 2016, the GAAP fair value of the Company’s investments in real estate loans receivable was $20.6 million and the outstanding principal balance was approximately $28.9 million. The weighted-average discount rate applied to the cash flows from the real estate loans receivable, which have a weighted-average remaining term of 1.2 years, was approximately 18.3%. Similar to the valuation for real estate, a change in the assumptions and inputs could change the fair value of the Company’s real estate loans receivable and thus, the Company’s estimated value per share. Assuming all other factors remain unchanged, a decrease or increase in the discount rates of 25 basis points would have no impact on the estimated value per share and, additionally, a 5% decrease or increase in the discount rates would have no impact on the estimated value per share.
When determining the estimated value per share within the range of estimated value per share calculated by Duff & Phelps, the conflicts committee and the Company’s board of directors considered that the range provided by Duff & Phelps did not value one of the Company’s loans at GAAP fair value.   Based on the GAAP fair value of this loan as of June 30, 2016 (which the Advisor believes is the approximate GAAP fair value of the loan as of October 5, 2016) and the recommendation of the Advisor, and the conflicts committee’s and board of directors’ own review of the valuation of this loan, the conflicts committee and board of directors approved an estimated value per share that was $0.04 per share above the midpoint of the range provided by Duff & Phelps to reflect the difference between Duff & Phelps’ valuation of the loan and the Advisor’s valuation of the loan.
Notes Payable
The estimated values of the Company’s notes payable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2016. The estimated value of the Company’s notes payable does not equal the book value of the loans in accordance with GAAP. The Advisor estimated the GAAP fair values of the Company’s notes payable using a discounted cash flow analysis. The discounted cash flow analysis was based on projected cash flow over the remaining loan terms, including extensions the Company expects to exercise, and on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio and type of collateral.
As of June 30, 2016, the GAAP fair value and carrying value of the Company’s notes payable were $258.9 million and $251.2 million, respectively. The weighted-average discount rate applied to the future estimated debt payments was approximately 2.66%. The Company’s notes payable have a weighted-average remaining term of 1.17 years. Similar to the valuation for real estate, a change in the assumptions and inputs could change the fair value of the Company’s notes payable and thus, the Company’s estimated value per share. Assuming all other factors remain unchanged, a decrease or increase in the discount rates of 25 basis points would have no impact on the estimated value per share and, additionally, a 5% decrease or increase in discount rates would have no impact on the estimated value per share.

Other Assets and Liabilities
The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair values due to their short maturities or liquid nature. The Advisor eliminated certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, capital expenditures payable, deferred financing costs, unamortized lease commissions and unamortized lease incentives, for the purpose of the valuation due to the fact that the value of those balances was already considered in the valuation of the related asset or liability. The Advisor has also excluded redeemable common stock, as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of calculating the estimated value per share of the Company’s common stock.
In addition to other assets and liabilities outstanding as of June 30, 2016, the Company’s net asset value was reduced for disposition fees with respect to previous sales of GKK Properties for which disposition fees had not yet been paid and for the potential impact of an ongoing tenant audit related to billed tenant reimbursements. On August 9, 2016, the Company and the Advisor entered into an amendment (“Amendment No. 1”) to the advisory agreement between the parties to amend certain terms related to the disposition fee payable to the Advisor by the Company. Pursuant to Amendment No. 1, with respect to sales of GKK Properties for which a disposition fee had not yet been paid, based on the proceeds received from the entire investment related to the GKK Mezzanine Loan and the GKK Properties to date and expected proceeds from future sales, the conflicts committee determined that the Advisor had provided a substantial amount of services in connection with the sale of the 160 GKK Properties named therein and approved the payment to the Advisor of a disposition fee equal to 1.0% of the aggregate contract sales prices of such GKK Properties. The aggregate disposition fee was $2.0 million or $0.01 per share. The aggregate contract sales price of such 160 GKK Properties was $214.1 million.
Limitations of the Estimated Value Per Share
As mentioned above, the Company is providing this estimated value per share (i) to assist the Company in calculating the range of estimated net proceeds from its proposed Plan of Liquidation as discussed in the Company’s preliminary proxy statement filed with the SEC on October 7, 2016, which proposed Plan of Liquidation will be submitted to the stockholders of the Company for their consideration along with the Company’s definitive proxy statement upon its filing with the SEC, and (ii) to assist broker dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations. This valuation was performed in accordance with the provisions of and also to comply with the IPA Valuation Guidelines. The estimated value per share set forth above will first appear on the October 31, 2016 customer account statements that will be mailed in November 2016. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to GAAP.
Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value per share;

•	the Company’s shares of common stock would trade at the estimated value per share on a national securities exchange;

•	another independent third-party appraiser or third-party valuation firm would agree with the Company’s estimated value per share; or

•	the methodology used to calculate the Company’s estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Moreover, as discussed above, the October 5, 2016 estimated value per share does not represent a liquidation value of the Company’s assets and liabilities. If the Plan of Liquidation is approved by the stockholders and the Company is able to successfully implement the plan, the Company estimates that its net proceeds from liquidation and, therefore, the amount of cash the stockholders would receive for each share of the Company’s common stock they then hold, could range between approximately $3.27 and $3.68 per share. See “Estimated Value Per Share.”

Further, the estimated value per share as of October 5, 2016 is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding, all as of June 30, 2016, except for certain items discussed herein for which estimated values were adjusted subsequent to June 30, 2016. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets, in response to the real estate and finance markets and due to other factors. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The Company currently expects to utilize the Advisor and/or an independent valuation firm to update the estimated value per share no later than December 2017 if the Plan of Liquidation has not been completed.
Share Redemption Program
In accordance with the Company’s share redemption program, the redemption price for stockholders eligible to participate in the program is equal to the estimated value per share. The Company redeems shares on the last business day of each month. Effective for the October 31, 2016 redemption date, the redemption price for all stockholders is $3.65 per share. For a stockholder’s shares to be eligible for redemption in a given month or to withdraw a redemption request, the Company must receive a written notice from the stockholder or from an authorized representative of the stockholder in good order and on a form approved by the Company at least five business days before the redemption date, or by October 24, 2016 in the case of the October 31, 2016 redemption date.
The Company’s share redemption program provides only for redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program). Such redemptions are subject to an annual dollar limitation, which is $10.0 million in the aggregate for the calendar year 2016 (subject to review and adjustment during the year by the board of directors), and further subject to the limitations described in the share redemption program. See the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for a description of the share redemption program. The complete share redemption program document is filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and is available at the SEC’s website at www.sec.gov.
Historical Estimated Values per Share
The historical reported estimated values per share of the Company’s common stock approved by the board of directors are set forth below:

Estimated Value per Share	Effective Date of Valuation	Filing with the Securities and Exchange Commission
$3.94	December 8, 2015	Current Report on Form 8-K, filed December 10, 2015
$4.52	December 9, 2014	Current Report on Form 8-K, filed December 11, 2014
$4.45	December 18, 2013	Current Report on Form 8-K, filed December 19, 2013
$5.18	December 18, 2012	Current Report on Form 8-K, filed December 19, 2012
$5.16	March 22, 2012	Current Report on Form 8-K, filed March 26, 2012
$7.32	December 2, 2010	Current Report on Form 8-K, filed December 10, 2010
$7.17	November 20, 2009	Current Report on Form 8-K, filed November 23, 2009

Forward-Looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. The appraisal methodology for the Appraised Properties assumes the properties realize the projected net operating income and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the appraisals of the Appraised Properties, with respect to Duff & Phelps, and the valuation estimates used in calculating the estimated value per share, with respect to Duff & Phelps, the Advisor and the Company, are the respective party’s best estimates, the Company can give no assurance in this regard. Even small changes to these assumptions could result in significant differences in the appraised values of the Appraised Properties and the estimated value per share.
If the Plan of Liquidation is approved by the Company’s stockholders, there are many factors that may affect the amount of liquidating distributions the Company will ultimately pay to its stockholders, including, among other things, the ultimate sale price of each asset, changes in market demand for office, industrial and bank branch properties during the liquidation process, the amount of taxes, transaction fees and expenses relating to the liquidation and dissolution, and unanticipated or contingent liabilities arising hereafter. No assurance can be given as to the amount of liquidating distributions the Company will ultimately pay to its stockholders. If the Company underestimated its existing obligations and liabilities or if unanticipated or contingent liabilities arise, the amount of liquidating distributions ultimately paid to the Company’s stockholders could be less than estimated.
Forward-looking statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and lease rates at its real estate properties; the Company’s ability to sell its real estate properties at the times and at the prices it expects; the ability of the Company to make strategic asset sales to make required amortization payments and principal payments on its debt obligations and to fund its short and long-term liquidity needs; the Company’s ability to successfully operate and sell the GKK Properties given the concentration of the GKK Properties in the financial services sector; the borrowers under the Company’s real estate loan investments continuing to make required payments under the loan documents; the Company’s ability to successfully negotiate modifications, extensions or refinancings of its debt obligations; the Advisor’s limited experience operating and selling bank branch properties; and other risks identified in the Company’s Preliminary Proxy Statement, filed with the SEC on October 7, 2016, and in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and in Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016, both as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share and net proceeds from liquidation.

IMPORTANT INFORMATION FOR STOCKHOLDERS
ADDITIONAL INFORMATION AND WHERE TO FIND IT
On the date of this filing, the Company filed a preliminary proxy statement, and plans to file a definitive proxy statement for its Annual Meeting of Stockholders with the SEC. The definitive proxy statement will be sent or given to the Company’s stockholders and will contain information about the proposals to be voted on by the Company’s stockholders at the Annual Meeting of Stockholders, including information relating to the Plan of Liquidation referenced in this filing. This filing does not constitute a solicitation of any vote or proxy from any stockholder of the Company. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT IS AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS OR MATERIALS FILED OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS TO BE VOTED ON BY THE COMPANY’S STOCKHOLDERS AT THE ANNUAL MEETING OF STOCKHOLDERS. Stockholders will be able to obtain a copy of the definitive proxy statement and other relevant documents, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (which also has been or will be sent to the Company’s stockholders), free of charge at the SEC’s website, www.sec.gov, on the Investor Information page of the Company’s website at www.kbsreit.com, or by directing a request by mail to KBS Real Estate Investment Trust, Inc., c/o DST Systems, Inc., P.O. Box 219015, Kansas City, MO 64121-9015 or KBS Real Estate Investment Trust, Inc., c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105.
PARTICIPANTS IN THIS SOLICITATION
The Company, its directors and executive officers, the Advisor and the Advisor’s officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposals to be voted on at the Annual Meeting of Stockholders, including the Plan of Liquidation. Information regarding the Company, its directors and executive officers and the Advisor, including detailed information regarding the interests of such entities or persons in the solicitation, is included in the Company’s preliminary proxy statement and will be included in the definitive proxy statement in connection with the Annual Meeting of Stockholders. Stockholders may obtain the definitive proxy statement and other relevant documents free of charge as described above.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Ex.	Description

99.1	Presentation to Stockholders

99.2	Stockholder Letter

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: October 7, 2016	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer